EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
T-3 ENERGY SERVICES, INC.
The undersigned, being the Vice President and Secretary of T-3 Energy Services, Inc. (the “Company”), and being duly authorized by the Company’s board of directors and shareholders, does hereby amend the Certificate of Incorporation of the Company pursuant to §242 of the Delaware General Corporation Law.
1.	The first paragraph of Article V of the Certificate of Incorporation, which currently reads as follows:

“The Corporation shall have the authority to issue an aggregate of 75,000,000 shares, consisting of 25,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”) and 50,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).

is hereby amended to read as follows in its entirety:

“The Corporation shall have the authority to issue an aggregate of 50,000,000 shares, consisting of 25,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”) and 25,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).

2.	All other provisions of the Certificate of Incorporation shall remain as currently written.
T-3 Energy Services, Inc. has caused its duly authorized officer to execute and deliver this Certificate of Amendment to the Certificate of Incorporation as of June 2, 2005.
T-3 Energy Services, Inc.

By:	/s/ MICHAEL T. MINO

Name:	Michael T. Mino
Title:	Vice President and Secretary